AMCAP Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$61,089
Class B	$0
Class C	$0
Class F1	$7,357
Class F2	$6,626
Total	$75,072
Class 529-A	$2,923
Class 529-B	$0
Class 529-C	$0
Class 529-E	$64
Class 529-F1	$243
Class R-1	$0
Class R-2	$0
Class R-3	$1,114
Class R-4	$2,136
Class R-5	$5,966
Class R-6	$10,154
Total	$22,600

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0840
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0871
Class F2	$0.1352
Class 529-A	$0.0794
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0318
Class 529-F1	$0.1177
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0328
Class R-4	$0.0838
Class R-5	$0.1410
Class R-6	$0.1526

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	712,035
Class B	11,033
Class C	52,556
Class F1	85,965
Class F2	56,236
Total	917,825
Class 529-A	$37,551
Class 529-B	$1,669
Class 529-C	$9,975
Class 529-E	$2,005
Class 529-F1	$2,149
Class R-1	$2,649
Class R-2	$19,792
Class R-3	$33,114
Class R-4	$27,368
Class R-5	$40,130
Class R-6	$105,505
Total	281,907

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$23.06
Class B	$21.86
Class C	$21.66
Class F1	$22.95
Class F2	$23.11
Class 529-A	$22.93
Class 529-B	$21.79
Class 529-C	$21.80
Class 529-E	$22.63
Class 529-F1	$22.98
Class R-1	$22.05
Class R-2	$22.03
Class R-3	$22.71
Class R-4	$22.94
Class R-5	$23.19
Class R-6	$23.15